EXHIBIT 95

MINE SAFETY DISCLOSURE

The operation of our domestic mines is subject to regulation by the federal Mine Safety and Health Administration ("MSHA") under the Federal Mine Safety and Health Act of 1977 (the "Mine Act").  MSHA inspects our mines on a regular basis and issues various citations and orders when it believes a violation has occurred under the Mine Act.  As required by the reporting requirements included in section 1503(a) of the Dodd-Frank Act, we present the following information regarding mining safety and health matters, with respect to our mining operations.

For the three-month period ended March 31, 2013, none of our mining operations received written notice from MSHA of (i) an order issued under section 104(b) of the Mine Act; (iii) a citation or order for unwarrantable failure to comply with mandatory health or safety standards under section 104 (d) of the Mine Act; (iv) a flagrant violation under section 110(b)(2) of the Mine Act; (v) an imminent danger order under section 107(a) of the Mine Act; (vi) a pattern of violations of mandatory health or safety standards that are of such nature as could have significantly and substantially contributed to the cause and effect of our mine health or safety hazards under section 104(e) of the Mine Act; or (vii) the potential to have such a pattern.  For the three-month period ended March 31, 2013, we experienced no fatalities.